Exhibit 99.1
PRESS RELEASE

Flex Appoints John D. Harris II to its Board of Directors

San Jose, Calif., November 24, 2020 — Flex (NASDAQ: FLEX) today announced that John D. Harris II, a seasoned executive leader, has joined the Company’s Board of Directors, effective November 23, 2020.

Mr. Harris has over 30 years of technology, non-profit and business board experience, and most recently served as vice president of Business Development for Raytheon Company and chief executive officer of Raytheon International, Inc. In this role, Mr. Harris was responsible for worldwide sales and marketing, international business and government relations operations functions. He was also responsible for developing and leading the execution of Raytheon's global business strategy.

Mr. Harris joined Raytheon in 1983. Throughout his career, he held positions of increasing responsibility, including vice president of Operations and Contracts for Raytheon's former Electronic Systems business, vice president of Contracts for the company's government and defense businesses, and vice president of Contracts and Supply Chain for Raytheon Company. In 2010, he was named president of Raytheon Technical Services Company (RTSC). Mr. Harris also served as general manager of Raytheon's Intelligence, Information and Services business, where he was responsible for the consolidation of the former RTSC with Raytheon's Intelligence and Information Systems business.

Mr. Harris served on the RTCA NextGen Advisory Committee, the Board of the USO of Metropolitan Washington, D.C., the National Advisory Council on Minority Business Enterprise with the U.S. Department of Commerce, and was a member of the Council of Trustees for the Association of the United States Army. He served as Raytheon's Executive Diversity Champion in 2007-2008, leading the Executive Diversity Leadership Team and providing strategic direction for the company's overall diversity and inclusion efforts. In February of 2010, Harris was honored with the prestigious Black Engineer of the Year Award.

Mr. Harris received his Bachelor of Science degree in Business Administration from Boston University.

Michael D. Capellas, Chairman of the Flex Board, said, “John brings a proven track record of success developing and managing global businesses. He will be a valuable addition to the team and we are proud to have him on the board.”

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets. For more information, visit flex.com.

Contacts:

Media & Press
Silvia Gianelli
Senior Director, Corporate Communications
(408) 797-7130
Silvia.Gianelli@flex.com

Investors & Analysts
David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com